Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Legend Biotech Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered((2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Equity	Ordinary shares, par value $0.0001 per share(4)	457(c)	8,834,742	$33.23(3)	$293,578,476.66	$0.0001102	$32,352.35

Total Offering Amounts					$293,578,476.66		—

Net Fee Due							$32,352.35
(1)

These ordinary shares, par value $0.0001 per share, may be represented by American Depositary Shares (“ADSs”), each of which represents two ordinary shares of the Registrant. ADSs issuable on deposit of the ordinary shares registered hereby have been registered under separate registration statements on Form F-6, as amended (File No. 333-238581).

(2)

Pursuant to Rule 416 under the Securities Act, the ADSs being registered hereunder include such indeterminate number of Ordinary Shares as may be issuable with respect to the ADSs being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The calculation of the proposed maximum aggregate offering price of the ADSs is based on the average of the high and low price for the ADSs on May 24, 2023, as reported on the Nasdaq Global Select Market, and adjusted to reflect the ADS ratio of two ordinary shares per ADS.

(4)	We are registering for resale by the Selling Shareholders named herein 8,834,742 of the registrant’s outstanding ordinary shares.